NAGC transfers its Option to Acquire 70% of the RJ1 Property; announces the resignation of directors and officers; and announces a 25 share to 1 share consolidation of its issued and outstanding stock.

OTCBB - NAGC
SURREY, BC, / May 13 / - Martin Ermer, President and Director of NAGC (the "Company") announces that a special meeting of the shareholders of the Company on March 12, 2004 (the “Meeting”), the Company has resolved to transfer the option agreement dated March 1, 2004, with 4763 NWT Ltd., a private company, whereby the Company proposed to acquire an option to earn a 70% interest in the RJ1 Property to Panterra Exploration Corp., which will assume the obligation of the Company under the agreement and will reimburse the Company for the $2,000.00 deposit paid purusant to the agreement.

At the Meeting, the shareholders also resolved to accept the resignations of Theresita de Jesus Ortiz as Director and Secretary of the Company and Paul Cowley as VP – Exploration, and appoint Martin Ermer as Secretary. Martin Ermer is now the sole director of the Company and will continue as President and in his new role as Secretary.

At the Meeting, the shareholders further resolved to consolidate the issued and outstanding shares of the Company on a 25 share for 1 share basis. The consolidation of the shares is subject to regulatory approval. If approved, the issued and outstanding shares of the Company will be approximately 560,000 issued and outstanding shares.

Martin Ermer
President & Secretary

The statements in the press release that relate to the company's expectations with regard to the future impact on the company's results from acquisitions or actions in development are forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. The statements in this document may also contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Since this information may contain statements that involve risk and uncertainties and are subject to change at any time, the company's actual results may differ materially from expected results.